Exhibit 99.9

Nomination Agreement, dated March 10, 2016

by and among the certain Reporting Persons and Alexius Fenwick.

Spear Point Capital Management LLC

400 Poydras Street, Suite 2100

New Orleans, LA 70130

March 10, 2016

Alexius John Benedict Fenwick

55 Ludlow Street

New York, NY 10002

Re:                             Nomination as Director of TheStreet, Inc.

Dear Lex:

This letter agreement (this “Agreement”) is with reference to your agreement to be nominated by Spear Point Capital Fund LP, Spear Point Condor LP, FiveMore Special Situations Fund Ltd, and FiveT Investment Management Ltd (each a “Stockholder” and collectively, the “Stockholders”) for election to the Board of Directors (the “Board”) of TheStreet, Inc., a Delaware corporation (“TST”), at the 2016 Annual Meeting of TST Stockholders (together with any adjournments, postponements or stockholder meetings held in lieu thereof, the “2016 Annual Meeting”).  The Stockholders hold shares of TST Common Stock and currently intend to nominate you and another person (each a “Nominee” and together, the “Nominees”) for election to the Board at the 2016 Annual Meeting.  You desire to be nominated and, if elected, wish to serve, as a director of TST.

In consideration of the foregoing, and the covenants set forth herein, you hereby agree as follows:

1.                                      Responsibilities of Nominee.

(a)                                 Notice and Information.  By signing this Agreement and the attached consent, you agree, among other things:

(i)                                     To provide true, accurate and complete information concerning (A) your background, experience, abilities, professional qualifications and integrity as may be requested from time to time by a Stockholder or (B) such other matters as are customary or such other matters as are required to be disclosed regarding you, your nomination as a Nominee or any proxy solicitation under TST’s by-laws (the “By-Laws”), pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or the rules and regulations promulgated thereunder, including any information to be included in any notice required under the By-Laws and in any questionnaire or other document required of director nominees under the By-Laws, and in any Securities and Exchange Commission (“SEC”) filings that may be prepared by the Stockholders in connection with your nomination as a Nominee or any proxy solicitation;

(ii)                                  To accurately and fully complete and sign any questionnaire, any written representation, any agreement required and any other document to be completed and signed by director nominees under the By-Laws (together, the “By-Law Documents”);

(iii)                               Not to omit from any information provided hereunder any information that may be material to an understanding of your background, experience, abilities, professional qualifications and integrity or such other matters as described in (i) or (ii) above, or in order to make any information you may provide not misleading in the context in which it is provided;

(iv)                              To promptly provide the Stockholders any necessary updates or corrections to any information that you previously may have provided, to the extent you become aware that any such information is incomplete or inaccurate in any respect; and

(v)                                 To be nominated by the Stockholders and named as a Nominee of the Stockholders, and that your agreement to be named as a Nominee, and any information regarding you or your nomination that is included in the By-Law Documents or that you provide to a Stockholder pursuant to this Agreement, may be disclosed by the Stockholders in any notice or other communication to TST, in any proxy statement or other proxy solicitation materials, and in any SEC filings that may be prepared by the Stockholders in connection with your nomination as a Nominee or any proxy solicitation (collectively, the “Nomination Materials”) or otherwise in connection with your nomination and election.

(b)                                 Nominee Information.  You represent that any information that you supply to the Stockholder, or include in the By-Law Documents, or provide in response to any follow-up questions from the Stockholder or to update or supplement information you previously may have provided will be true and complete when provided and will not omit any information that may be material to understanding your background, experience, abilities, professional qualifications and integrity or that otherwise would be necessary in order to make the information you provide not misleading in the context in which it is provided.

(c)                                  Consent.  In addition, you agree that, concurrently with your execution of this Agreement, you will execute a written consent in the form attached as Exhibit A, in which you consent to being a Nominee, consent to being named in the Nomination Materials as a Nominee, and/or in any proxy statement filed by TST, and, if elected, you consent to serving as a director of TST.

(d)                                 Agreement to Serve.  If elected, you will serve as a director of TST, and in that capacity you will (A) act in the best interests of TST and its stockholders, (B) exercise your independent judgment and act in good faith, and (C) duly consider all matters that come before the Board, in each case, consistent with your fiduciary duties as a director.

(e)                                  Independent Parties.  The parties acknowledge and agree that you are not an employee, agent or representative of any of the Stockholders; that you are independent of, and not controlled by or acting at the direction of, any of the Stockholders; and that, if elected, you will be acting as an independent director of TST, on behalf of TST and all of the stockholders of TST, and will in no way be controlled by, report to, or act at the direction of, any of the Stockholders. You understand you have no authority to act as an agent of any of the Stockholders and agree that you will not represent that you are an agent of any of the Stockholders to any person.

2.                                      No Nomination Obligation. Notwithstanding anything in this Agreement to the contrary, you acknowledge that none of the Stockholders is obligated to nominate you or any other potential Nominee for election to the Board or to commence, conduct or complete any proxy solicitation.

3.                                      Securities Matters.

(a)                                 No TST Securities.  You represent that neither you nor any of your family members or other related persons or affiliates own, directly or indirectly through any controlled entity, have any

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voting or disposition power over, or otherwise have any beneficial ownership of, any shares of Common Stock, or any preferred stock, options, warrants, or any other securities of TST, or any other instruments convertible into or exercisable or exchangeable for any Common Stock, preferred stock or other equity securities of TST (collectively, “TST Securities”).  You agree not to acquire, or to permit any such other persons to acquire, any TST Securities, except with the prior consent of the Stockholders.

(b)                                 Stockholders’ Group.                              You acknowledge that the Stockholders are deemed to have formed a “group” within the meaning under the Exchange Act, and have filed a Schedule 13D with the SEC disclosing their intent to nominate candidates for election to the Board at the 2016 Annual Meeting.  The purpose of the Stockholders’ “group” is to affirmatively vote for the group’s slate of director candidates instead of the incumbent (or other) directors nominated by TST.  By entering into this Agreement, you may be deemed part of such group. You further acknowledge and agree that while you may have engaged in meetings and discussions concerning the matters contemplated hereby before the date of this Agreement, no agreement was reached among the parties as a result of such discussions and meetings, and you did not agree to participate in any “group” until March 10, 2016.  Your participation in any group with the Stockholders will terminate upon the termination of the agreement among the Stockholders forming the group, or if earlier, your election as a director of TST.

(c)                                  Schedule 13D.  You acknowledge that you may need to be named in an amendment to the Stockholders’ Schedule 13D and that the terms of this Agreement may be disclosed in such an amendment.  Further, you agree to provide such information to the Stockholders and to execute and deliver such additional documents as may be reasonably required in order to effect the actions and transactions contemplated by this Agreement and the group Schedule 13D, including any amendments thereto.  In addition, to the extent requested by Stockholder, you shall promptly, and in no event later than one day following such request, provide such information as is reasonably necessary with respect to the filing or any amendment of the Schedule 13D in respect of the parties’ collective beneficial ownership of securities of TST, to the extent applicable, as well as any Forms 3, 4 or 5 to the extent applicable.

(c)                                  No Other Groups.  You represent and warrant that prior to the date hereof, and you agree that on and after the date hereof, neither you nor any of your family members or other related persons or affiliates had entered or will enter into any agreement with a third party to act together for the purpose of acquiring, holding, voting or disposing of equity securities of TST.

(d)                                 Solicitation Matters.  You represent and agree that neither you, nor anyone acting on your behalf, has or will (without the consent of the Stockholders) solicit (within the meaning of the proxy solicitation rules under the Exchange Act (the “Rules”)) any persons to vote, withhold a vote, grant a proxy with regard to, revoke a proxy with regard to, or otherwise take or refrain from taking any action with respect to the election of directors of TST or any other matter to be voted on at the 2016 Annual Meeting.  You acknowledge and agree that if the Stockholders determine, in their sole discretion, to engage in a solicitation of votes or proxies or other actions with regard to the matters to be voted on at the 2016 Annual Meeting which are subject to the Rules, the Stockholders will comply with such Rules and either file such proxy statements as so required, or limit their solicitation to no more than ten persons and, therefore, fall within the exception to the Rules set forth in Rule 14a-2(b)(2) under the Exchange Act.  In the Stockholders determine to engage in any such solicitation, you agree, if and to the extent requested by the Stockholders, to attend and participate in meetings with third party TST stockholders and other persons as appropriate to furthering any proxy solicitation and the election of the Nominees.

(e)                                  Public Statements and Announcements.  You shall not issue, make, send or publish any letter to TST or to any TST shareholders, written press release or any other public statement or communication, including any statement on a website, blog, or by means of Twitter, Facebook or other

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social media, regarding the matters contemplated hereby or by any proxy solicitation, group Schedule 13D (or amendment thereto) without the prior consent of the Stockholders.

3.                                      Compensation; Expenses. The Stockholders will not provide you any compensation for your entering this Agreement, performing your responsibilities (including your agreement to serve as a director of TST), or otherwise.  We expect that if you are elected or appointed to the Board you would be entitled to receive the same compensation TST pays to its other non-employee directors, in accordance with TST’s policies as from time to time in effect.  The Stockholders will promptly reimburse you for all reasonable out of pocket expenses you incur in performing your responsibilities as Nominee from the date of this Agreement until the date the Stockholders tell you they have determined not to nominate you as a Nominee, the date the Stockholders inform you they will abandon any proxy solicitation, the date the requisite number of votes for your election to the Board has not been obtained, or the date you are elected to the Board, whichever is earliest.  After such date, the Stockholders will have no further expense reimbursement obligations.

4.                                      Termination.  This Agreement will terminate upon the earliest to occur of the date the Stockholders tell you they have determined not to nominate you as a Nominee, the date the Stockholders inform you they will abandon any proxy solicitation, the date the requisite number of votes for your election to the Board has not been obtained, the date you are elected to the Board, the date you are appointed to the Board or the date the Stockholders enter into an agreement with TST setting forth their mutual agreement on director nominees for the 2016 Annual Meeting.  Upon termination of this Agreement, you shall no longer be part of a “group” with the Stockholder for any purpose, including for purposes of the federal securities laws.

5.                                      General.  The failure of a party to insist upon strict adherence to any term in this letter agreement shall not be deemed to be a waiver of such party’s rights thereafter to insist upon strict adherence to that term or to any other term. If any one or more provisions of this Agreement are deemed to be invalid, illegal or unenforceable by a court of competent jurisdiction, then such provision(s) shall be deemed severed to the least extent possible without affecting the validity, legality and enforceability of the remainder of this Agreement. This Agreement (a) shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to its conflicts or choice of laws principles; (b) includes Exhibit A (Form of Consent) and Exhibit B (Indemnification), and contains the entire understanding of the parties with respect to the subject matter hereof and may not be modified or amended except by mutual written consent; and (c) establishes contract rights which shall inure to the benefit of and be binding upon the parties and their respective heirs, representatives, successors, and assigns.

* * * * * * *

[Remainder of page is blank; signature page follows.]

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If you are in agreement with the foregoing, please so indicate by signing and returning one copy of this Agreement.

Very truly yours,

SPEAR POINT CAPITAL MANAGEMENT LLC

On behalf of Stockholders Spear Point Capital Fund LP and Spear Point Condor LP

/s/ Rodney A. Bienvenu, Jr.
Name: Rodney A. Bienvenu, Jr.
Title: Managing Member

FIVET CAPITAL AG

On behalf of Stockholders FiveMore Special Situations Fund Ltd and FiveT Investment Management Ltd

/s/ Johannes M. Roth
Name: Johannes M. Roth
Title: CEO

ACCEPTED AND AGREED:

/s/ Alexius John Benedict Fenwick
Name: Alexius John Benedict Fenwick

Signature Page

Exhibit A

Form of Consent

Consent

I hereby consent to:

(a)

being nominated by stockholders Spear Point Capital Fund LP, Spear Point Condor LP, FiveMore Special Situations Fund Ltd, and FiveT Investment Management Ltd (“the Stockholders”) for election to the Board of Directors (the “Board”) of TheStreet, Inc., a Delaware corporation (“TST”), at the 2016 Annual Meeting of TST Stockholders (the “2016 Annual Meeting”);

(b)

being nominated by the Stockholders and named as a nominee in any notice or other communication to TST, in any proxy statement or other proxy solicitation materials prepared by the Stockholders or by TST, and in any SEC filings that may be prepared by the Stockholders or by TST in connection with such nomination or any proxy solicitation, or otherwise as may be required in connection with such nomination; and

(c)	serving as a director of TST if elected.

Name: Alexius John Benedict Fenwick

Dated: March , 2016

Exhibit B

Indemnification

(a)                                 As a material inducement to you to become a Nominee, the Stockholders hereby agree to indemnify and defend you and hold you harmless from and against any and all losses, claims, damages, liabilities, judgments, fines, penalties, settlement payments, awards, costs, expenses and amounts of any type (including reasonable fees and disbursements of counsel and costs of investigation) (collectively, “Losses”) to which you may become subject or which you may incur in connection with being made, or threatened to be made, a party or witness (or in any other capacity) to any proceeding at law or in equity or before any governmental agency or board or any other body whatsoever (whether arbitral, civil, criminal, trial, appeal, administrative, formal, informal, investigative or other) (a “Proceeding”), arising out of or based upon your being a the Nominee or a “participant in a solicitation” (as defined in the rules and regulations under the Exchange Act) as a result of any proxy solicitation.

(b)                                 The indemnification obligation set forth in subparagraph (a) will not apply to the extent (i) the Losses (or any costs of defending you in a Proceeding) are otherwise paid under any directors and officers insurance policy that may separately provide coverage to you as a the Nominee or (ii) such Losses arise or result from (A) your willful misconduct, or (B) any untrue statement or omission made by you or made by the Stockholders in reliance upon and in conformity with any Nominee Information furnished by you for use in any Nomination material or another document to be made available to the public; it being understood that you are furnishing the Nominee Information expressly for use in any Nomination materials and other filings to be made publicly available in connection with your nomination and any proxy solicitation. For these purposes, “Nominee Information” means any information that you supply to any of the Stockholders, or include in the By-Law Documents, or provide in response to any follow-up questions from any of the Stockholders or to update or supplement information you previously may have provided, or any other information you provided pursuant to this Agreement. We expect that if you are elected to the Board, you will be entitled to the same indemnification and advancement of expenses with respect to your service as a TST director as TST provides to its other directors, in accordance with TST’s policies as in effect from time to time, and that you will be entitled to be covered by any directors and officers liability insurance policy that TST from time to time may maintain for its directors, in accordance with TST’s polices as in effect from time to time. After you are elected to the Board, the Stockholders’ indemnification obligations will be deemed (as between the Stockholders and TST) secondary to any insurance or indemnification provided by TST to its directors, and (to the extent that TST’s director indemnification policies and insurance coverage would cover the Losses in question in the absence of this Agreement) TST will be deemed the primary obligor with respect to any and all such Losses sustained in connection with a Proceeding which the Stockholders otherwise would be required to indemnify you pursuant to these indemnification terms. For avoidance of doubt, if there is a dispute as to whether TST or the Stockholders are the appropriate indemnifying party with respect to any specific Losses, the Stockholders will provide indemnification and advancement of expenses in accordance with the terms and conditions hereof pending the resolution of such dispute.

(c)                                  In the event of the commencement or threatened commencement of any Proceeding in respect of which you may seek indemnification from the Stockholders hereunder, you will give prompt written notice thereof to the Stockholders; provided, however, that your failure to provide prompt notice shall not relieve the Stockholders of their indemnification obligations hereunder, except to the extent that the Stockholders are materially prejudiced as a result thereof. The Stockholders shall timely pay all reasonable fees and disbursements of the defense counsel selected by the Stockholders (which shall be a nationally recognized firm experienced in the matters subject to the Proceeding in question) in respect of such Proceeding as they become due and payable. In addition to such defense counsel, you shall have the right to retain your own separate defense counsel and participate in the defense of the Proceeding if you

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so desire, provided that you shall be responsible for the fees and expenses of such counsel and costs of such participation unless either (i) you and the Stockholders mutually agree to the retention of such counsel and the Stockholders agrees to pay some or all of the cost of such separate counsel, or (ii) representation of you and the other Nominee by the same counsel would be inappropriate due to actual or potential differing interests between you and them.

(d)                                 The Stockholders shall not indemnify you or otherwise be liable for any settlement of any Proceeding effected by you or on your behalf without the prior written consent of the Stockholders. Without your prior written consent, the Stockholders shall not settle any Proceeding in any manner that (i) would impose any material penalty, obligation or limitation on you (other than monetary damages that will be paid by insurance or that the Stockholders agree to pay), (ii) that contains any admission of wrongdoing on your part or (iii) otherwise reasonably would result in damage to your professional reputation.

(e)                                  Your rights to indemnification under this Agreement shall include the right to be advanced any and all expenses incurred in connection with any indemnifiable claim promptly upon your request as such expenses are incurred. The indemnification provided by this Agreement shall not be deemed exclusive of any other rights to which you may be entitled under any bylaw, other agreement, vote of stockholders or disinterested directors, or otherwise, to the extent such other rights are permitted by applicable law.

(f)                                   Notwithstanding anything to the contrary, if the Stockholders have made payments to you pursuant to the indemnification and expense reimbursement provisions hereof and you subsequently are reimbursed by a third party therefor, you will remit such subsequent reimbursement to the Stockholders. The Stockholders also shall be subrogated to all of your rights of recovery with respect to any matters with respect to which the Stockholders has made indemnification payments, and you shall execute all papers required and shall do everything that may be necessary to secure such rights, including the execution of such documents necessary to enable the Stockholders to effectively bring suit to enforce such subrogated rights. Further, no payment by or on behalf of the Stockholders hereunder shall affect the relative responsibilities of TST as the primary indemnitor in respect of any specified Losses and the Stockholders as the secondary indemnitor in respect thereof, nor shall any payment by or on behalf of the Stockholders in advance of determining TST’s and the Stockholder’s relative responsibilities with respect to such Losses be deemed an admission that (as between TST and the Stockholders) the Stockholders are responsible as an indemnitor nor shall any such payment be deemed a waiver of any rights that the Stockholders may have to be reimbursed or repaid by TST for any such payments.

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